Exhibit 3(ii)

                      ARTICLES OF AMENDMENT

                                of

                    ARTICLES OF INCORPORATION

                                of

                           ASYST, INC.


        Asyst, Inc., hereinafter called the Corporation, a corporation organized and existing under and by virtue of the laws of the State of Utah, does hereby amend its Articles of Incorporation, pursuant to Section 16-1Oa-1006, Utah Code Annotated, and does otherwise certify as follows:

FIRST: The Articles of Incorporation of the Corporation are hereby amended by striking Article IV thereof in its entirety and by substituting in lieu of said Article the following new Article IV:

                            ARTICLE IV

        The aggregate number of shares that the Corporation shall be authorized to issue is:

            A. 10,000,000 shares of non-assessable common stock having a par value of $.001 (One-Tenth of One Cent), each issued share carrying one vote on all matters submitted for shareholder approval;
            and

            B. 2,000,000 shares of preferred stock having a par value of $.001 (One-Tenth of One Cent), each issued share of record carrying one vote on all matters submitted for shareholder approval.

        The Board of Directors of the Corporation shall have the authority to divide the preferred stock into as many series as it shall from time to time determine. The Board of Directors shall determine the number of shares comprising each series of preferred stock, which number may, unless otherwise provided by the Board of Directors in creating such series, be increased from time to time by action of the Board or Directors. Each series of preferred stock shall be so designated as to distinguish such series from the shares of each other series. All series of preferred stock shall be of equal rank and have the same powers, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof-, provided, however, that there may be variations among different series of preferred stock as to dividend rates, prices, terms, conditions of redemption, if any, liquidation rights, and terms and conditions of conversion, if any, which variations may be fixed and determined by the Board of Directors in their discretion.

SECOND: The amendment herein certified shall become effective at the close of business on the date this certificate is filed with the Division of Corporations, Department of Commerce, State of Utah, in accordance with the governing provisions of the Utah Code. Upon the effectiveness of this amendment each five hundred (500) shares ofcommon stock outstanding as ofthe effective date of this amendment shall be combined into one share of the newly-authorized common stock, $.001 par value per share.

No fractional shares of the newly-authorized common stock or certificates therefore shall be issued to the holders of the presently outstanding common stock by reason of the foregoing. The Reverse Stock Split will result in fractional share holdings for all certificates or accounts which represent a number of shares of the Company Stock not evenly divisible by five hundred; however, no fractional shares of the newly-authorized common stock or certificates therefore shall be issued to the holders of the common stock outstanding prior to the effective date of this amendment by reason of the foregoing. Upon the effective date of this amendment, all fractional share interests will be extinguished. Fractional share interests of those shareholders who currently hold more than 500 shares of Common Stock and who will thus be entitled to at least one share of New Common Stock will be extinguished without compensation other than the issuance of the whole number of shares of New Common stock to which said shareholders shall be entitled, rounding fractional remainders up or down to the closest whole number. Fractional interests of 1/2 or greater will be rounded up; fractional interests of less than 1/2 will be rounded down. Those shareholders having fewer than 500 shares of the Company Stock and who thus will have only a fractional share interest in the newly-authorized common stock after the effective date the original stock certificates representing such fractional share interest within 120 days of the effective date of the Reverse Stock Split. The Designated Price is an arbitrary sum designated solely for the purpose of offering some value and consideration to shareholders who will hold fractional shares following the Reverse Stock Split, and does not necessarily bear any relationship to the fair market value of shares of Common Stock. Until surrendered, each outstanding certificate which represented shares of Common Stock prior to the effective date will be deemed for all corporate purposes to evidence ownership of the whole number of shares of New Common Stock into which such shares of Common Stock have been converted. Arrangements will be made with the stock transfer agent to issue new certificates or payment of the Designated Price upon surrender of certificate or certificates of existing common stock. The Board of Directors of the Corporation or any corporate committee thereof is empowered to adopt further rules and regulations governing the liquidation of fractional shares.

THIRD: When the amendment herein certified becomes effective the aggregate amount of capital represented by all issued shares immediately after the amendment will not be less than the aggregate amount of capital represented by all issued shares immediately before the amendment and, therefore, the capital of the Corporation will not be reduced under or by reason of the amendment.

This amendment was approved by vote of the shareholders of Asyst, Inc. at a meeting of shareholders duly noticed and held on May 7, 1998. Of 49,999,998 shares of common stock issued and outstanding as of said date, each such share representing the right to cast one vote, 26,544,452 shares were represented in person or by proxy at said meeting and voted. Of votes thus cast, 26544,352 voted in favor of the amendment herein; 0 voted against. Votes cast in favor of the amendment were sufficient for approval.

In witness whereof, Asyst, Inc. has caused this Certificate to be signed by Bob Hall, its President, and by Mark Young, its Secretary, this 15 day of May, 1998.

Asyst, Inc.

By/s/Bob Hall
        Bob Hall, President

By/s/Mark Young
        Mark Young., Secretary